Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of this 2nd day of December, 2016, by and between Hercules British Offshore Limited, a company organized under the laws of England and Wales, with its registered office at Ince & Co LLP, Aldgate Tower, 2 Leman Street, London, England E1 8QN (“Seller”), and Magni Drilling Limited, a company incorporated in Bermuda, with its office at Mintflower Place, 4th Floor, 8 Par-la-Ville Road, Hamilton, Bermuda HM08 (“Buyer”). Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties”. For purposes of this Agreement, the term “Affiliates” shall mean with respect to either Party hereto, any other company or legal entity which (i) is owned or controlled by such Party, (ii) owns or controls such Party, or (iii) is under common ownership or control of such Party.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, pursuant to the terms and conditions of this Agreement, two jack-up drilling rigs named Hercules Triumph (IMO 8771320) and Hercules Resilience (IMO 8771332) in their entirety, together with everything onboard, including all broached or unbroached provisions, spare parts and equipment onboard or onshore, rig site inventory, drawings, operating manuals, maintenance records, service contracts and all other documents pertaining to them (together, the “Rigs”), as more specifically described in Exhibit A attached hereto;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Seller hereby agree as follows:

1.	SALE AND PURCHASE

Seller hereby agrees to sell the Rigs to Buyer, and Buyer hereby agrees to purchase the Rigs from Seller, upon the terms and conditions set forth in this Agreement.

2.	CONSIDERATION

2.1    Sale Price. Subject to the terms hereof, the purchase price for the Rigs is ONE HUNDRED AND THIRTY MILLION UNITED STATES DOLLARS (USD$130,000,000) (the “Purchase Price”) which shall be paid as provided in Sections 2.2 and 2.3.

2.2    Deposit. Upon execution of this Agreement, Buyer shall pay into that certain escrow account (“Escrow Account”), set up by the Seller at the Bank of New York Mellon (“Escrow Agent”) in accordance with the Addendum to the Escrow Agreement attached hereto as Exhibit D-1, a refundable deposit equal to 10% of the Purchase Price amounting to THIRTEEN MILLION UNITED STATES DOLLARS (USD$13,000,000) (such amount, together with all interest earned thereon, the “Deposit”).

2.3	Closing.

(a)	The closing of the purchase and sale of the Rigs (the “Closing”) shall occur on a business day on which banks are open for business in the United States, the United Kingdom, Norway and Bermuda (“Business Day”) as soon as is practically possible following execution of this Agreement at a date to be agreed between the Parties that is on or before 10 January 2017 (the “Outside Closing Date”), subject to terms and conditions provided hereunder. The documentary Closing shall take place in the offices of Seller’s counsel or such other place (or by electronic meeting) and at a time mutually agreed upon by the Parties.

(b)	If Buyer is ready, willing and able to Close but the Closing has not occurred by the Outside Closing Date as a result of (i) Seller failing to be ready to complete a valid and legal transfer of title to both Rigs by the Outside Closing Date or (ii) either of the Rigs becoming an actual, constructive or compromised total loss or suffering a Casualty Loss prior to the Outside Closing Date, Buyer shall have the right to terminate this Agreement. If the Buyer elects to terminate this Agreement, the Deposit shall be immediately refunded to the Buyer.

“Casualty Loss” means any loss, damage or material destruction of a Rig that occurs during the period between the date of the Rig Inspection for a particular Rig and Closing worth more than USD$30,000,000 per Rig (as estimated by a mutually acceptable Approved Loss Adjuster from the list provided in Exhibit E attached hereto), except for (A) reductions in value as a result of depreciation, and (B) ordinary wear and tear.

(c)	If either Rig suffers any loss, damage or destruction worth USD$30,000,000 or less (as estimated by a mutually acceptable Approved Loss Adjuster from the list provided in Exhibit E attached hereto) between the date of the Rig Inspections and Closing, Buyer’s obligation to acquire both Rigs as contemplated hereunder shall be unaffected and the Parties shall proceed to Close as provided in Section 2.3(a). Seller shall repair and restore the affected Rig as quickly as possible to substantially the same condition as of the date of the relevant Rig Inspection at Seller’s sole cost and expense.

(d)

At Closing, (i) Buyer shall pay into the Escrow Account an amount equal to the Purchase Price less the Deposit paid by Buyer in accordance with Section 2.2 (the “Closing Payment”), and (ii) the Parties shall issue joint instructions to the Escrow Agent substantially in the form attached hereto as Exhibit D-2 to release the full Purchase Price from the Escrow Account to Seller against delivery of the documents listed in Article VI and the delivery of the Rigs pursuant to
Section 2.3(e) below and the Protocols of Delivery attached hereto as Exhibits C-1 and C-2. If Seller is ready, willing and able to Close but the Closing has not occurred by the Outside

Closing Date as a result of Buyer’s failure (A) to pay the Closing Payment or (B) to authorize the disbursement of the funds held in escrow, as required herein, Seller shall have no obligation to Close the sale of the Rigs to Buyer as contemplated hereunder, and Seller may (x) market the Rigs and enter into a purchase agreement with a third party and (y) retain the Deposit. In such case, Buyer relinquishes all rights to the Deposit. For the avoidance of doubt, the events described in (A) and (B), above, shall be a “material breach” of this Agreement and the Escrow Agreement.

(e)	The Buyer has inspected and accepted the classification records of the Rigs. The Buyer has (i) inspected the Hercules Triumph in Rotterdam, Netherlands on 20 November 2016 and accepted the Hercules Triumph following this inspection, and (ii) inspected the Hercules Resilience in Port Gentil, Gabon on 2 December 2016 and accepted the Hercules Resilience following this inspection (together, the “Rig Inspections”).

Delivery of the Rigs shall be “AS-IS, WHERE-IS AND WITH ALL FAULTS” (i) in the case of the Hercules Triumph at its present location in Rotterdam, Netherlands, and (ii) in the case of the Hercules Resilience in international waters near Gabon. The delivery of each Rig shall include all of items listed in Exhibit A, except for those spare parts and consumable materials that were consumed subsequent to the Rig Inspections for the operation or maintenance of the Rigs in the ordinary course of business but not replenished or replaced by the Seller prior to the Closing. The Parties shall cooperate in good faith to affect delivery of the Rigs.

3.	REPRESENTATIONS, WARRANTIES AND WAIVERS

3.1    WITH THE EXCEPTION OF SECTION 3.4(d), THE SALE OF THE RIGS IS MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING CLASSIFICATION, VALUE, DESIGN, OPERATION, MERCHANTABILITY, QUALITY, CONDITION OR SEAWORTHINESS OF THE RIGS OR THE FITNESS OF THE RIGS FOR ANY INTENDED PURPOSE OR USE. LIKEWISE, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OR GUARANTEES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING THE SAFE BERTH OF THE RIGS.

3.2    WITH THE EXCEPTION OF SECTION 3.4(d), BUYER MAKES A FULL WAIVER OF WARRANTY AS TO THE SEAWORTHNESS, REDHIBITION AND CONDITION OF THE RIGS (ENVIRONMENTAL AND OTHERWISE), AND ACKNOWLEDGES AND AGREES THAT THIS SALE IS BEING MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS”. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE RIGS AND NOT ON ANY WARRANTIES AND REPRESENTATIONS (VERBAL OR WRITTEN) FROM OR ON BEHALF OF THE SELLER AT ANY TIME

AS TO THE CONDITION OF THE RIGS IN ANY RESPECT, AND THE PURCHASE PRICE TAKES INTO CONSIDERATION THE CONDITION OF THE RIGS. BUYER WAIVES ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR SEAWORTHNESS OF THE RIGS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, OR AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR ANY VICES (WHETHER APPARENT, EASILY DISCOVERABLE, KNOWN OR UNKNOWN), OR AS TO FITNESS FOR ORDINARY USE OR A PARTICULAR PURPOSE OR ITS SUITABILITY OR CAPACITY, AND BUYER HEREBY RELEASES THE SELLER FROM ANY LIABILITY THEREFOR, AND PARTICULARLY FOR ANY CLAIM OR CAUSE OF ACTION FOR REDHIBITION OR FOR REDUCTION OF PURCHASE PRICE. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN CALLED TO BUYER’S ATTENTION AND READ AND EXPLAINED TO BUYER AND THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST THE SELLER FOR ANY DEFECTS IN THE RIGS, WHETHER SUCH DEFECTS ARE VISIBLE OR HIDDEN.

3.3    Buyer hereby represents, warrants and covenants to Seller the following as of the date hereof and as of the Closing Date:

(a)	All necessary corporate action has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(b)	Buyer has sufficient funds available, or written commitments from financing sources, to pay the Purchase Price and consummate the transaction contemplated by this Agreement; and

(c)	Buyer is duly incorporated and validly existing under the laws of Bermuda and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

3.4    Seller hereby represents, warrants and covenants to Buyer the following as of the date hereof and as of the Closing Date:

(a)	Seller is the legal and beneficial owner of, and has good and marketable title to, the Rigs, and the Rigs will be free and clear of all liens and any other encumbrances, claims, security interests, mortgages or pledges (collectively, “Liens”) that may affect legal transfer of title to Buyer at Closing;

(b)	All necessary corporate action has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(c)	Seller is duly incorporated and validly existing under the laws of England and Wales, is registered for value added taxes in the United Kingdom and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder, subject to the consent and approval from its First Lien Lenders (as defined hereafter);

(d)	Since the date of the Rig Inspections, neither of the Rigs has become an actual, constructive or compromised total loss; and

(e)	The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

i.	Conflict with, violate, result in a breach or right of termination or acceleration, or require any consent or authorization under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which Seller is a party or is bound, except for that certain First Lien Credit Agreement (as defined hereafter);

ii.	Conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or equivalent governing bodies;

iii.	Result in a violation by Seller of any judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Seller; or

iv.	Require the approval of the Bankruptcy Court in the Chapter 11 proceedings of Hercules Offshore, Inc., et al, jointly administered as Case No. 16-11385.

(f)	The Hercules Triumph has a “ship in repair” import status in the Netherlands and the Hercules Resilience has a “temporary import” status in Gabon.

4.	CERTAIN COVENANTS

4.1    Promptly following the Closing, but in any event no later than sixty (60) days thereafter, Buyer shall remove, or cause to be removed any markings bearing the name “Hercules,” or any predecessor entities of Hercules (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller or any of its Affiliates.

4.2    Seller shall deliver the Rigs at their respective locations in Rotterdam, Netherlands (Hercules Triumph) and in international waters near Gabon (Hercules Resilience). Buyer shall obtain title to and assume the risk of loss for the Rigs immediately upon Closing. Any costs associated with the operation, ownership or maintenance of the Rigs incurred before Closing shall be for the account of the Seller, and any costs associated with the operation, ownership or maintenance of the Rigs incurred after Closing shall be for the account of Buyer, including the cost, if any, to store the Rigs where the Rigs are currently located or to transport the Rigs to or from the delivery point as mutually agreed by the Parties.

4.3    Any taxes, fees and expenses in connection with the purchase and registration of the Rigs shall be to Buyer’s account.

4.4    Seller will use commercially reasonable efforts to include import / export papers evidencing that no taxes, duties, or customs are outstanding in connection with the Rigs.

4.5    Upon execution of this Agreement and payment of the Deposit in accordance with Section 2.2, Seller will grant Buyer the right to place three (3) representatives of Buyer on-board the Rigs (the “Representatives”) upon three (3) Business Days’ prior notice to Seller. Buyer shall ensure that the Representatives do not interfere with the operations of the Rigs. Buyer and its Representatives shall sign that certain Access Agreement provided by the Seller prior to their embarkation.

4.6    The Parties shall coordinate and procure the delivery of the Rigs at their corresponding delivery points in a timely and cost-effective manner. Upon delivery of the Hercules Resilience by Seller at Closing, Buyer may utilize and direct the employees of Seller aboard the Resilience (the “Resilience Crew”) to affect Buyer’s transportation of the Hercules Resilience to a location to be determined by the Parties upon Buyer’s request. Any and all charges, expenses and costs associated with the Resilience Crew after Closing shall be to Buyer’s account and reimbursed to Seller within two (2) weeks from Closing.

5.	CONDITIONS PRECEDENT

5.1    Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Seller or waiver by Buyer of the following conditions precedent:

(a)	The representations and warranties of Seller set forth in Section 3.4 shall be true and correct at Closing with the same force and effect as if such representations and warranties had been made at and as of the Closing;

(b)	Seller shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing;

(c)	Seller shall have obtained any authorization, license or approval under applicable law (including, without limitation, permission for sale from the Liberian International Ship and Corporate Registry (“LISCR”)) for Seller to consummate the transactions contemplated by this Agreement; and

(d)	Seller shall deliver the Rigs to the Buyer pursuant to this Agreement.

5.2    Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Buyer or waiver by Seller of the following conditions precedent:

(a)	The representations and warranties of Buyer set forth in Section 3.3 shall be true and correct at Closing with the same force and effect as if such representations and warranties had been made at and as of the Closing;

(b)	Buyer shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing; and

(c)	Buyer shall have obtained any authorization, license or approval under applicable law for Buyer to consummate the transactions contemplated by this Agreement.

6.	CLOSING DELIVERABLES

6.1    Documents to be Delivered by Seller and Buyer. On the Closing Date, representatives of Seller and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Rigs.

(a)	Seller’s Deliverables. On the Closing Date, Seller shall deliver to Buyer:

1.	A notarized bill of sale (“Bill of Sale”) (2 originals) for each Rig, substantially in the form attached as Exhibit B;

2.	Two (2) original executed Protocols of Delivery and Acceptance for each Rig, substantially in the form attached as Exhibit C;

3.	Joint escrow instructions releasing the full Purchase Price to Seller substantially in the form attached as Exhibit D-2;

4.	All technical and regulatory documentation listed in Exhibit A attached hereto;

5.	A certified copy of the resolution of the board of directors of Seller authorizing the execution of this Agreement and the sale of the Rigs; and

6.	Any such additional documents as may reasonably be required by competent authorities for the purpose of registering the Rigs under Buyer’s flag.

(b)	Buyer’s Deliverables. On the Closing Date, Buyer shall deliver to Seller:

1.	Closing Payment;

2.	Two (2) original executed Protocols of Delivery and Acceptance for each Rig, substantially in the form attached as Exhibit C;

3.	Joint escrow instructions releasing the Deposit to Seller substantially in the form attached as Exhibit D-2; and

4.	A certified copy of the resolution of the board of directors of Buyer authorizing the execution of this Agreement and the purchase of the Rigs.

7.	INDEMNIFICATION

7.1    Seller will defend, indemnify, and hold Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following: (i) breach by Seller of any covenant or obligation of Seller in this Agreement, and (ii) the operation, ownership or maintenance of the Rigs before and up to Closing.

7.2    Buyer will defend, indemnify, and hold Seller and its Affiliates (the “Seller Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following: (i) breach by Buyer of any covenant or obligation of Buyer in this Agreement, and (ii) the operation, ownership or maintenance of the Rigs after Closing.

7.3    For the avoidance of doubt, and except as required elsewhere in this Agreement:

a)	Seller will protect, defend, forever discharge, release, waive, indemnify and hold Buyer Indemnified Parties harmless from and against Damages and causes of actions for personal injuries, death, or property Damages of any kind and nature brought by any person, entity or vessel, whomsoever made and howsoever arising directly or indirectly in connection with or related to this Agreement or the Rigs, before and up to the Closing Date.

b)	Buyer will protect, defend, forever discharge, release, waive, indemnify and hold Seller Indemnified Parties harmless from and against Damages and causes of actions for personal injuries, death, or property Damages of any kind and nature sustained by or purported to be sustained or brought by any person, entity or vessel, whomsoever made and howsoever arising directly or indirectly in connection with or related to this Agreement or the Rigs, arising under or relating to causes of action occurring after the Closing Date.

7.4    ALL OF THE INDEMNITIES AND ALLOCATIONS OF RISK CONTAINED IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT SHALL APPLY (TO THE EXTENT PERMITTED BY LAW), NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON OR PARTY, STRICT LIABILITY, UNSEAWORTHNESS, LIABILITY IMPOSED BY STATUTE, OR ANY OTHER BREACH OF OBLIGATION OF ANY PERSON OR ANY OTHER EVENT OR CONDITION. NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE ANY LIABILITY FOR FRAUD.

7.5    For purposes of this Agreement, “Damages” means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever).

8.	CONFIDENTIALITY

The existence and terms of this Agreement shall be kept confidential between the Parties. No information relating to this Agreement is to be released by either Party (other than to an Affiliate to whom the Buyer intends to assign its rights and obligations hereunder pursuant to Section 9) without the prior consent of the other Party unless required by (i) law or (ii) applicable stock exchange regulation, provided that Seller may disclose information regarding the Agreement to the (a) the appointed board of Hero Liquidating Trust, a Delaware statutory trust (“Hero Trust”); (b) TJB Management Consulting, LLC, trustee of the Hero Trust; (c) the equity committee; and (d) their respective advisors in connection with the chapter 11 cases of Hercules Offshore, Inc. and certain of its domestic subsidiaries (and subject to their respective confidentiality obligations to Hercules Offshore, Inc.). In particular, Seller may have discussions with its First Lien Lenders regarding this Agreement and the underlying Rigs sale, with a view to obtaining the release of liens as well as the consent of such First Lien Lenders with respect to the transaction herein.

9.	ASSIGNMENT

Neither this Agreement, nor any of its rights, interests, or obligations hereunder, may be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign its rights and obligations hereunder to one or more Affiliates upon notice to Seller but without any such consent. No such assignment by Buyer shall relieve Buyer of its obligations under this Agreement.

10.	TAXES AND FEES

Seller shall be liable for any and all transfer taxes, stamp taxes, sales and use and similar taxes, assessments, levies, tariffs, imposts, duties, tolls, export and import fees and charges, value added taxes and similar costs relating to the sale and purchase of the Rigs hereunder and for any related interest and penalties. Each party shall be responsible for its own taxes (as applicable) arising from the sale and purchase of the Rigs. The Parties hereby agree to reasonably cooperate to minimize the tax effects caused by the sale and purchase of the Rigs.

11.	CHOICE OF LAW

The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Section 11.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) Business Days of that written notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives written notice that it has done so within the fourteen (14) Business Days as specified. If the other party does not appoint its own arbitrator and gives written notice that it has done so within the fourteen (14) Business Days specified, the party referring a dispute to arbitration may, without the requirement of any further prior written notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

12.	BROKERAGE

Seller shall have no liability whatsoever for the payment of any commission or brokerage fee to any broker or agent, except for Clarksons Platou. Buyer agrees to indemnify and hold harmless Seller from and against all loss, cost, damage, or expense arising out of claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Buyer in connection with the sale and purchase provided for herein.

13.	COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out any of its inspections (including the Rig Inspections), and for any expenses and fees arising from the registration of the Rigs under the Buyer’s flag. Seller shall bear the costs to de-register the Rigs under the Seller’s flag.

14.	NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, faxed or delivered by express international courier, addressed as follows:

Seller:	TJB Management Consulting, LLC
Attention: Timothy Bernlohr, Managing Member
4 Aldans Way
Newtown, Pennsylvania 18940
Telephone: 914 434 1808
E-mail: tjb259@aol.com

Copy to:	Hercules Offshore, Inc.
Attn: Beau M. Thompson and Troy Carson
9 Greenway Plaza, Suite 2200
Houston, TX 77046
Fax: +1-713-350-5109
Email: bthompson@herculesoffshore.com

Copy to:	Akin Gump Strauss Hauer & Feld LLP
Attn: Stephen Kuhn and Phil Dublin
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Fax: +1-212-872-1002
Email: skuhn@akungump.com and pdublin@akingump.com

Buyer:	Magni Drilling Limited
Mintflower Place,
4th Floor, 8 Par-la-Ville Road,
Hamilton,
Bermuda HM08 Attention Bjørn Isaksen and Robert Hingley-Wilson
Email: bjorn@magnipartners.com; robert@magnipartners.com

Copy to:	Advokatfirmaet Wiersholm
Attn: Erling Lind
Email: el@wiersholm.no

or to such other address, and to the attention of such other person or officer, as any party may designate by notice.

15.	ENTIRE AGREEMENT/AMENDMENT

This Agreement supersedes all previous agreements, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter of this Agreement. As between or among the Parties, no oral statements, prior correspondence (including any email correspondence), schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other Party. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement may be made by either Party except in a writing signed by both Parties hereto.

16.	WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall either Party be liable to the other Party for, and each Party expressly waives against the other Party, any claim for consequential loss or damages, including but not limited to loss of revenue, loss of profit or use in any way arising out, incident to or in connection with this Agreement.

17.	GENERAL

17.1    The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

17.2    No amendment or variation to this Agreement shall be valid unless agreed in writing by each of the Parties hereto.

17.3    This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument. Any document or signature delivered by facsimile or electronic transmission (including .pdf) shall be deemed an original executed document for all purposes.

17.4     All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

17.5     No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Seller:

HERCULES BRITISH OFFSHORE LIMITED

By:	/s/ Claus E. Feyling
Name:	Claus E. Feyling
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Buyer:

MAGNI DRILLING LIMITED

By:	/s/ Erling Lind
Name:	Erling Lind
Title:	Director